Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE
between
NATIONAL CITY CORPORATION
and
THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee
DATED AS OF AUGUST 30, 2007

Supplement to the Junior Subordinated Indenture dated as of November 3, 2006

     THIRD SUPPLEMENTAL INDENTURE, dated as of August 30, 2007 (this “Supplemental Indenture”), between NATIONAL CITY CORPORATION, a Delaware corporation (hereinafter called the “Company”), having its principal office at 1900 East Ninth Street, Cleveland, Ohio 44114, and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, as Trustee (the “Trustee”).
RECITALS
     WHEREAS, the Company and the Trustee have entered into that certain Junior Subordinated Indenture, dated as of November 3, 2006 (the “Indenture”), providing for the issuance from time to time of Securities (as defined in the Indenture);
     WHEREAS, Section 9.1 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holder of any Securities to add any additional Events of Default for the benefit of the Holders of all or any series of Securities;
     WHEREAS, the Company desires to add an additional event of default relating to certain events involving the Company’s principal banking subsidiary;
     WHEREAS, Section 9.1 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holder of any Securities to establish the form or terms of Securities of any series as permitted by Section 2.1 or 3.1 of the Indenture;
     WHEREAS, pursuant to Sections 2.1 and 3.1 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture to be known as its Series C Junior Subordinated Debt Securities, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;
     WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been satisfied; and
     WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.
     NOW, THEREFORE, in consideration of the premises and the purchase of the Securities of the series established by this Supplemental Indenture by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all such Holders, that the Indenture is supplemented and amended, to the extent and for the purposes expressed in Articles I through V herein, as set forth in Articles I through V below;
     FURTHER, in consideration of the mutual covenants and agreements set forth herein, the Indenture is supplemented and amended, to the extent set forth in Article VI, for the benefit of Holders of all series of Securities, as set forth in Article VI below.

ARTICLE I
DEFINITIONS
     Section 1.1. For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, (i) references to any Article, Section or subdivision hereof are references to an Article, Section or other subdivision of this Supplemental Indenture and (ii) capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.
     Section 1.2. In addition, the following terms used in this Supplemental Indenture have the following respective meanings:
     “Additional Interest” means the interest, if any, that shall accrue on any interest on the Series C Junior Subordinated Debt Securities the payment of which has not been made on the applicable Interest Payment Date and which shall accrue at the rate per annum specified or determined as specified in the Series C Junior Subordinated Debt Securities from the applicable Interest Payment Date.
     “Alternative Payment Mechanism” has the meaning specified in Section 2.1(h).
     “APM Maximum Obligation” has the meaning set forth in Section 2.1(h)(vi).
     “Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the Corporate Trust Office of the Property Trustee under the Trust Agreement or of the Trustee is closed for business.
     “Calculation Agent” means The Bank of New York Trust Company, N.A., or any other firm appointed by the Company, acting as calculation agent for the Series C Junior Subordinated Debt Securities.
     “Capital Securities” means the Enhanced Trust Preferred Securities and has the meaning assigned to such term in the Replacement Capital Covenant.
     “Common Stock” means the common stock of the Company, par value $4.00 per share.
     “Company” has the meaning set forth in the first paragraph hereof.
     “Current Stock Market Price” of the Common Stock on any date shall mean (a) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange or The Nasdaq Global Select Market on which the Common Stock is traded or quoted, (b) if the Common Stock is not either listed on any U.S. securities exchange or quoted on The Nasdaq Global Select Market on the relevant date, the last quoted bid price for the Common Stock in any other securities market or in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization, or (c) if the Common Stock is not so quoted, the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.
     “Debt Exchangeable for Equity” has the meaning assigned to such term in the Replacement Capital Covenant.
     “Deferred Interest” means as of any particular time, accrued interest that was not paid on the applicable Interest Payment Date or at any time thereafter and that has not been cancelled pursuant to Section 2.1(m).
     “Dissolution Event” means that, as a result of the occurrence and continuation of a Special Event with respect to the Trust, the Trust is to be dissolved in accordance with the Trust Agreement.
     “Eligible Equity” means Qualified Warrants or shares of the Company’s Common Stock (including treasury shares, employee stock purchase plan and shares of Common Stock sold pursuant to the Company’s dividend reinvestment plan and employee benefit plans).
     “Federal Reserve” means the Board of Governors of the Federal Reserve System or its delegees.
     “Fifth Deferral Anniversary” means the date which is five (5) years after the date of commencement of an Optional Deferral Period, if on such date such Optional Deferral Period has not ended.
     “Final Maturity Date” has the meaning set forth in Sections 2.1(d)(iii).
     “Guarantee” has the meaning set forth in Section 2.1(a).
     “Indenture” has the meaning set forth in the first paragraph of the Recitals hereof.
     “Interest Payment Date” means a Quarterly Interest Payment Date or a Monthly Interest Payment Date, as the case may be.
     “Interest Period” means the period from and including any Interest Payment Date (or, in case of the first Interest Payment Date, December 15, 2007) to but excluding the next Interest Payment Date.
     “Investment Company Event” means the receipt by the Company and the Trust of an opinion of an independent counsel experienced in matters relating to investment companies (which opinion shall not have been rescinded), to the effect that, as a result of any change (including any announced proposed change) in the laws or any regulations, or interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority that is announced after the initial issuance of the capital securities being issued by the Trust, there is more than an insubstantial risk that the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940.
     “Junior Subordinated Debt Securities” has the meaning set forth in Section 2.1(a).
     “Mandatorily Convertible Preferred Stock” has the meaning assigned to such term in the Replacement Capital Covenant.
     “Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:
     (1) (a) in connection with any proposed sale of Common Stock or Qualified Warrants for the purpose of paying Deferred Interest on the Series C Junior Subordinated Debt Securities, the Company would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange or market, but excluding the Federal Reserve) or governmental authority to issue or sell shares of its Common Stock, and the Company fails to obtain such consent or approval notwithstanding the Company’s commercially reasonable efforts to obtain such consent or approval;
     (b) in connection with any proposed sale of Qualifying Securities for the purpose of repaying principal on the Series C Junior Subordinated Debt Securities, the Company would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange or market) or governmental authority to issue or sell such Qualifying Securities, and the Company fails to obtain such consent or approval notwithstanding the Company’s commercially reasonable efforts to obtain such consent or approval (including, without limitation, failing to obtain approval for such issuance if required from the Federal Reserve after having given notice to the Federal Reserve as required pursuant to Section 2.1(i)(iv));
     (2) trading in securities generally on the principal exchange or market on which the Company’s securities are listed and traded shall have been suspended or materially disrupted or minimum prices shall have been established on any such exchange or market by the Commission, by the relevant exchange or any other regulatory body or governmental authority having jurisdiction (other than with respect to applicable listing requirements, if any) and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on the trading or issuance of the Company’s securities;
     (3) an event occurs and is continuing as a result of which the offering document for such offer and sale of the Company’s Common Stock would, in the reasonable judgment of the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (i) the disclosure of that event at such time, in the reasonable judgment of the Company, would have a material adverse affect on the Company’s business or (ii) the disclosure relates to a previously undisclosed proposed or pending material development or business transaction, and the Company has a bona fide business reason for keeping the same confidential or the disclosure of which would impede the Company’s ability to consummate such transaction, provided that no single suspension period contemplated by this paragraph (3) may exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (3) may not exceed an aggregate of 180 days in any 360-day period;
     (4) the Company reasonably believes that the offering document for such offer and sale of its Common Stock would not be in compliance with a rule or regulation of the Commission (for reasons other than those referred to in paragraph (3) above) and the Company is unable to comply with such rule or regulation or such compliance is impracticable, provided that no single suspension contemplated by this paragraph (4) may exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (4) may not exceed an aggregate of 180 days in any 360-day period;
     (5) there is a material adverse change in general domestic or international economic, political or financial conditions, including, without limitation, as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States, such as to make it impossible to proceed with the offer and sale of the Company’s Common Stock;
     (6) a material disruption shall have occurred in commercial banking or securities settlement or clearing services in the United States; or
     (7) a banking moratorium shall have been declared by United States federal or state authorities.
     “Market Disruption Event Notice” has the meaning set forth in Section 2.1(i)(i).
     “Monthly Interest Payment Date” has the meaning set forth in Section 2.1(e).
     “New Equity Amount” means, as of any date, (i) the net cash proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuances), plus (ii) the fair market value of property, other than cash, received by the Company or any of its subsidiaries during the 180-day period immediately prior to such date, from one or more sales to Persons other than the Company’s subsidiaries of (A) the Company’s Common Stock, including treasury shares and shares of Common Stock sold pursuant to the Company’s dividend reinvestment plan, employee stock purchase plan and employee benefit plans and (B) the Company’s Qualified Warrants that the Company sells at its sole discretion.
     “One-Month LIBOR” means, with respect to any Interest Period beginning on or after the Scheduled Maturity Date, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period commencing on the first day of that monthly interest period that appears on the Reuters Screen LIBOR01 as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Interest Period. If such rate does not appear on Reuters Screen LIBOR01, One-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a one-month period commencing on the first day of that Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time on the LIBOR Determination Date for that Interest Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, One-Month LIBOR with respect to that Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, One-Month LIBOR with respect to that Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the first day of that Interest Period for loans in U.S. dollars to leading European banks for a one-month period commencing on the first day of that Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, One-Month LIBOR for that Interest Period will be the same as One-Month LIBOR as determined for the previous Interest Period or, in the case of the Interest Period commencing on the Scheduled Maturity Date, 8.000%. The establishment of one-month LIBOR for each Interest Period commencing on or after the Scheduled Maturity Date by the Calculation Agent shall (in the absence of manifest error) be final and binding. For purposes of this definition, “London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England; “LIBOR Determination Date” means the second London banking day immediately preceding the first day of the relevant Interest Period; “Reuters Screen LIBOR01”‘ means the display designated as Reuters Screen LIBOR01 (or such other page as may replace the LIBOR01 Screen on that service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).
     “Optional Deferral Period” means each period beginning on an Interest Payment Date with respect to which the Company elects pursuant to Section 2.1(g) to defer all or part of any interest payment payable on such date and ending on the earlier of (a) the tenth anniversary of such Interest Payment Date and (b) the next Interest Payment Date on which the Company has paid all Deferred Interest (including Additional Interest thereon).
     “Pari Passu Securities” means (a) indebtedness that, among other things, (1) qualifies as, or is issued to financing vehicles issuing securities that qualify as, Tier 1 capital of the Company at the time of issuance under the capital guidelines of the Federal Reserve and (2) by its terms ranks equally with the Series C Junior Subordinated Debt Securities in right of payment or upon liquidation; and (b) guarantees of indebtedness described in clause (a) or securities issued by one or more financing vehicles described in clause (a). “Pari Passu Securities” does not include the Company’s junior subordinated debentures or guarantees issued in connection with the outstanding trust preferred securities issued by Banc Services Corp. Statutory Trust I, Forbes First Financial Statutory Trust I, Fidelity Capital Trust II and Fidelity Capital Trust III and in connection with any future issuances or assumptions by the Company as a result of mergers, acquisitions or otherwise of any obligations under any traditional trust preferred securities, each of which will rank senior to the capital securities being issued by the Trust.

     “Qualifying Capital Securities” has the meaning assigned to such term in the Replacement Capital Covenant.
     “Qualifying Securities” means Common Stock and rights to acquire Common Stock, Qualifying Non-Cumulative Perpetual Preferred Stock, Mandatorily Convertible Preferred Stock, Debt Exchangeable for Equity and Qualifying Capital Securities.
     “Qualified Warrants” means any Common Stock warrants that (a) have an exercise price per share greater than the then Current Stock Market Price of the Company’s Common Stock on the date of issuance and (b) the Company is not entitled to redeem for cash and that does not provide the holders thereof with any right to require the Company to repurchase such warrants for cash under any circumstances.
     “Quarterly Interest Payment Date” has the meaning set forth in Section 2.1(e).
     “Regular Record Date” for the interest payable on any Interest Payment Date with respect to the Series C Junior Subordinated Debt Securities means (i) in the case of Series C Junior Subordinated Debt Securities represented by one or more Global Securities, the Business Day preceding such Interest Payment Date and (ii) in the case of Series C Junior Subordinated Debt Securities not represented by one or more Global Securities, the date which is the fifteenth day preceding such Interest Payment Date (whether or not a Business Day).
     “Regulatory Capital Event” means the reasonable determination by the Company that, as a result of: (1) any amendment to, or change (including any prospective change) in, the laws or any applicable regulation of the United States or any political subdivision that is enacted or becomes effective after the initial issuance of the capital securities being issued by the Trust; or (2) any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which is effective or announced on or after the initial issuance of the capital securities being issued by the Trust, there is more than an insubstantial risk of impairment of the Company’s ability to treat such capital securities (or any substantial portion thereof) as Tier 1 capital (or its then equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve.
     “Repayment Date” means the Scheduled Maturity Date and each Monthly Interest Payment Date thereafter until the Company shall have repaid or redeemed all of the Series C Junior Subordinated Debt Securities.
     “Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of August 30, 2007, of the Company, as the same may be amended or supplemented from time to time in accordance with the provisions hereof and thereof.
     “Scheduled Maturity Date” has the meaning set forth in Section 2.1(d)(i).
     “Series C Junior Subordinated Debt Securities” has the meaning set forth in Section 2.1(a).
     “Share Cap Amount” has the meaning specified in Section 2.1(h)(iii).

     “Special Event” means a Tax Event, a Regulatory Capital Event or an Investment Company Event.
     “Supervisory Event” means an event that shall commence upon the date on which the Company has given notice to the Federal Reserve of its intention both (1) to sell shares of its Common Stock and (2) to apply the net proceeds from such sale to pay Deferred Interest (including Additional Interest thereon), and the Federal Reserve has disapproved either of these actions. A Supervisory Event shall cease on the Business Day following the earlier to occur of (A) the Tenth Deferral Anniversary or (B) the day on which the Federal Reserve notifies the Company in writing that it no longer disapproves of the Company’s intention both (1) to sell Common Stock and (2) to apply the net proceeds from such sale to pay Deferred Interest (including Additional Interest thereon); provided, however, that after the termination of a Supervisory Event, if the Federal Reserve shall at any time prior to the Tenth Deferral Anniversary disapprove of the Company (1) selling Common Stock and (2) applying the net proceeds from such sale to pay Deferred Interest (including Additional Interest thereon), a Supervisory Event shall recommence.
     “Supervisory Event Notice” has the meaning set forth in Section 2.1(i)(ii).
     “Supplemental Indenture” has the meaning set forth in the first paragraph hereof.
     “Tax Event” means the receipt by the Company or the Trust of an opinion of counsel (which may be the Company’s counsel or counsel of an Affiliate but not an employee and must be reasonably acceptable to the Property Trustee) experienced in tax matters stating that, as a result of any (1) amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority affecting taxation that is enacted or becomes effective after the initial issuance of the capital securities being issued by the Trust; or (2) interpretation or application of such laws as are described in the immediately preceding clause (1) or regulations by any court, governmental agency or regulatory authority that is announced after the initial issuance of such capital securities by the Trust, there is more than an insubstantial risk that (a) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to interest received on the Series C Junior Subordinated Debt Securities; (b) interest payable by the Company to the Trust on the Series C Junior Subordinated Debt Securities is not, or within 90 days of the date of such opinion will not be, deductible, in whole or in part, by the Company, for United States federal income tax purposes; or (c) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.
     “Tenth Deferral Anniversary” means the date which is ten (10) years after the date of commencement of an Optional Deferral Period, if on such date such Optional Deferral Period has not ended.
     “Trust” has the meaning set forth in Section 2.1(a).
     “Trust Agreement” has the meaning set forth in Section 2.1(a).
     “Trustee” has the meaning set forth in the first paragraph hereof.

ARTICLE II
TERMS OF SERIES OF SECURITIES
     Section 2.1. Pursuant to Sections 2.1 and 3.1 of the Indenture, there is hereby established a series of Junior Subordinated Debt Securities, the terms of which shall be as follows:
     (a) Designation. The Junior Subordinated Debt Securities of this series shall be known and designated as the “Series C Junior Subordinated Debt Securities” of the Company (the “Series C Junior Subordinated Debt Securities”). The Series C Junior Subordinated Debt Securities initially shall be issued to National City Capital Trust IV, a Delaware statutory trust (the “Trust”) governed pursuant to an Amended and Restated Trust Agreement, dated as of August 30, 2007, among the Company, as Depositor, The Bank of New York Trust Company, N.A., as Property Trustee, the Bank of New York (Delaware), as Delaware Trustee, and the Administrative Trustees named therein (the “Trust Agreement”). The Guarantee will be issued pursuant to the Guarantee Agreement, dated as of August 30, 2007 (the “Guarantee”), between the Company and The Bank of New York Trust Company, N.A., as Guarantee Trustee.
     (b) Issue Price and Aggregate Principal Amount. The Series C Junior Subordinated Debt Securities shall be issued at a price of $25.00 per Series C Junior Subordinated Debt Security, and the maximum aggregate principal amount of the Series C Junior Subordinated Debt Securities which may be authenticated and delivered under the Indenture and this Supplemental Indenture is $517,500,000 (except for Series C Junior Subordinated Debt Securities authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other Series C Junior Subordinated Debt Securities pursuant to (i) Section 3.4, 3.5, 3.6, 9.6 or 11.6 of the Indenture or (ii) Article III of this Supplemental Indenture).
     (c) Denominations. The Series C Junior Subordinated Debt Securities will be issued only in fully registered form, and the authorized denominations of the Series C Junior Subordinated Debt Securities shall be $25.00 and any integral multiple thereof.
     (d) Scheduled Maturity Date. (i) The principal amount of, and all accrued and unpaid interest on, the Series C Junior Subordinated Debt Securities shall be payable in full on September 15, 2047, or, if such a day is not a Business Day, the following Business Day (the “Scheduled Maturity Date”); provided that in the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to clause (vii) of this Section 2.1(d) in connection with the Scheduled Maturity Date, (A) the principal amount of Series C Junior Subordinated Debt Securities payable on the Scheduled Maturity Date, if any, shall be the principal amount set forth in the notice of repayment accompanying such Officers’ Certificate, (B) such principal amount of Series C Junior Subordinated Debt Securities shall be repaid on the Scheduled Maturity Date pursuant to Article III, and (C) subject to clause (ii) of this Section 2.1(d), the remaining Series C Junior Subordinated Debt Securities shall remain outstanding and shall be payable on the immediately succeeding Monthly Interest Payment Date or such earlier date on which they are redeemed pursuant to Section 2.1(k) or shall become due and payable pursuant to Section 5.2 of the Indenture.
     (ii) In the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to clause (vii) of this Section 2.1(d) in connection with any Monthly Interest Payment Date, the principal amount of Series C Junior Subordinated Debt Securities payable on such Monthly Interest Payment Date shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, such Series C Junior Subordinated Debt Securities shall be repaid on such Monthly Interest Payment Date pursuant to Article III, and the remaining Series C Junior Subordinated Debt Securities shall remain outstanding and shall be payable on the immediately succeeding Monthly Interest Payment Date or such earlier date on which they are redeemed pursuant to Section 2.1(k) or shall become due and payable pursuant to Section 5.2 of the Indenture.
     (iii) If not earlier paid pursuant to clause (i) or (ii) of this Section 2.1(d) or redeemed, the principal of, and all accrued and unpaid interest on, all outstanding Series C Junior Subordinated Debt Securities, shall be due and payable on August 30, 2067, or if such a day is not a Business Day, the following Business Day (the “Final Maturity Date”).
     (iv) The obligation of the Company to repay the Series C Junior Subordinated Debt Securities pursuant to this Section 2.1(d) on any date prior to the Final Maturity Date shall be subject to (A) its obligations under Article XIII of the Indenture to the holders of Senior Indebtedness and (B) its obligations under Section 2.1(h) with respect to the payment of Deferred Interest (including Additional Interest thereon) on the Series C Junior Subordinated Debt Securities.
     (v) Until the Series C Junior Subordinated Debt Securities are paid in full, the Company shall use its “commercially reasonable efforts” (as defined in clause (vi) below), subject to a Market Disruption Event: (A) to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 180-day period ending on a notice date, not more than 15 and not less than 10 Business Days prior to the Scheduled Maturity Date, on which the Company delivers the notice required by Section 3.1 to permit repayment of the Series C Junior Subordinated Debt Securities in full on the Scheduled Maturity Date pursuant to clause (i) of this Section 2.1(d); and (B) if the Company is unable for any reason to raise sufficient net proceeds from the issuance of Qualifying Capital Securities to permit payment in full on the Scheduled Maturity Date or any subsequent Monthly Interest Payment Date on which the Company delivers the notice required by Section 3.1, to raise sufficient net proceeds from the issuance of Qualifying Capital Securities to permit repayment of the Series C Junior Subordinated Debt Securities in full on such date pursuant to clause (ii) of this Section 2.1(d); and the Company shall apply any such net proceeds to the repayment of the Series C Junior Subordinated Debt Securities as provided in clause (vii) of this Section 2.1(d).

     (vi) For purposes of this Section 2.1(d), “commercially reasonable efforts” on the Company’s part to sell Qualifying Capital Securities means commercially reasonable efforts on the part of the Company to complete the offer and sale of Qualifying Capital Securities to third parties other than Subsidiaries in public offerings or private placements. The Company shall not be considered to have used commercially reasonable efforts to effect a sale of Qualifying Capital Securities if it determines not to pursue or complete such sale due to pricing, dividend rate, coupon or dilution considerations.
     (vii) The Company shall, if it has not raised sufficient net proceeds from the issuance of Qualifying Capital Securities pursuant to clause (v) above in connection with any Repayment Date, deliver an Officers’ Certificate to the Trustee, who shall forward such certificate to each holder of record of the Series C Junior Subordinated Debt Securities no more than 15 and no less than 10 Business Days in advance of such Repayment Date stating the amount of net proceeds, if any, raised pursuant to clause (vi) above in connection with such Repayment Date. The Company shall be excused from its obligation to use commercially reasonable efforts to sell Qualifying Capital Securities pursuant to clause (vi) above if such Officers’ Certificate further certifies that: (A) a Market Disruption Event was existing during the 180-day period preceding the date of such Officers’ Certificate or, in the case of any Repayment Date after the Scheduled Maturity Date, the 30-day period preceding the date of such Officers’ Certificate; and (B) either (1) the Market Disruption Event continued for the entire 180-day period or 30-day period, as the case may be, or (2) the Market Disruption Event continued for only part of the period, but the Company was unable after commercially reasonable efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the Series C Junior Subordinated Debt Securities in full. Each Officers’ Certificate delivered pursuant to this clause (vii), unless no principal amount of Series C Junior Subordinated Debt Securities is to be repaid on the applicable Repayment Date, shall be accompanied by a notice of repayment pursuant to Section 3.1 setting forth the principal amount of the Series C Junior Subordinated Debt Securities to be repaid on such Repayment Date, which amount shall be determined after giving effect to this clause (vii) of this Section 2.1(d).
     (viii) Net proceeds of the issuance of any Qualifying Capital Securities that the Company is permitted to apply to repayment of the Series C Junior Subordinated Debt Securities on any Repayment Date will be applied, first, to pay Deferred Interest (including Additional Interest thereon) to the extent of the New Equity Amount under the Alternative Payment Mechanism, second, to pay current interest to the extent not paid from other sources and, third, to repay the principal of Series C Junior Subordinated Debt Securities, subject to a minimum principal amount of $5,000,000 to be repaid on any Repayment Date; provided that if the Company is obligated to sell Qualifying Capital Securities and apply the net proceeds to payments of principal of or interest on any outstanding securities in addition to the Series C Junior Subordinated Debt Securities, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for such payments shall be applied to the Series C Junior Subordinated Debt Securities and those other securities having the same Scheduled Maturity Date as the Series C Junior Subordinated Debt Securities pro rata in accordance with their respective outstanding principal amounts and none of such net proceeds shall be applied to any other securities having a later Scheduled Maturity Date until the principal of and all accrued and unpaid interest on the Series C Junior Subordinated Debt Securities has been paid in full.
     (e) Rate of Interest. The Series C Junior Subordinated Debt Securities shall bear interest (i) from and including August 30, 2007 to but excluding the Scheduled Maturity Date, at an annual rate of 8.000%, computed on the basis of a 360-day year comprised of twelve 30-day months; provided that the amount of interest for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed over a 360-day year, and (ii) on and after the Scheduled Maturity Date, as to any unpaid amounts that remain outstanding, at an annual rate equal to One-Month LIBOR plus 3.487%, until repaid as described under Article III herein, computed on the basis of a 360-day year and the actual number of days elapsed. The applicable interest rate for each monthly interest period will be set on the last day of each calendar month, and will be set for the first monthly interest period on September 15, 2047 (each such date, an “Interest Reset Date”). The applicable interest rate for each monthly interest period will be determined on the “LIBOR Determination Date.” Subject to Sections 2.1(g) and (h), interest on the Series C Junior Subordinated Debt Securities shall be payable (i) quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing December 15, 2007 until the Scheduled Maturity Date, or if such day is not a Business Day, the following Business Day (each such date, a “Quarterly Interest Payment Date”), and no interest shall accrue or be paid as a result of such postponement, and (ii) after the Scheduled Maturity Date, monthly in arrears on the last day of each calendar month, or if such day is not a Business Day, such payment shall be made on the Business Day immediately preceding such day (each such date, a “Monthly Interest Payment Date”).
     Interest payments on the Series C Junior Subordinated Debt Securities not paid when due will themselves accrue Additional Interest at an annual rate equal to the annual interest rate applicable to the Series C Junior Subordinated Debt Securities at such time, compounded (1) quarterly during any period prior to the Scheduled Maturity Date and (2) monthly during any period beginning on or after the Scheduled Maturity Date, in each case to the extent permitted by applicable law.
     (f) To Whom Interest Payable. Interest will be payable to the person in whose name the Series C Junior Subordinated Debt Securities are registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, except that, interest payable on any Series C Junior Subordinated Debt Securities (i) pursuant to their repayment in full in accordance with Article III and (ii) on the Final Maturity Date shall be paid to the Person to whom principal is paid.

     (g) Option to Defer Interest Payments. Section 3.11 of the Indenture shall not apply to the Series C Junior Subordinated Debt Securities, which shall be governed by the following provisions.
     (i) The Company shall have the right, at any time and from time to time prior to the Final Maturity Date of the Series C Junior Subordinated Debt Securities, to defer the payment of interest thereon for one or more Optional Deferral Periods consisting of no more than 20 consecutive quarters, or five consecutive years, without becoming subject to the obligations to issue Eligible Equity and pay Deferred Interest pursuant to Section 2.1(h) of this Supplemental Indenture. The Company shall also have the right, at any time and from time to time prior to the Final Maturity Date of the Series C Junior Subordinated Debt Securities, to defer payment of interest thereon for one or more Optional Deferral Periods consisting of no more than a total of ten years without giving rise to an Event of Default under Section 2.1(j). During the Optional Deferral Period, any Deferred Interest on the Series C Junior Subordinated Debt Securities will accrue Additional Interest at an annual rate equal to the annual interest rate applicable to the Series C Junior Subordinated Debt Securities at such time, compounded (1) quarterly during any period prior to the Scheduled Maturity Date and (2) monthly during any period beginning on or after the Scheduled Maturity Date, in each case to the extent permitted by applicable law. No interest then applicable will be due and payable on the Series C Junior Subordinated Debt Securities until the end of the Optional Deferral Period except upon a redemption of the Series C Junior Subordinated Debt Securities during a deferral period. The Company may elect to so defer payment of interest by delivering to the Trustee written notice of such election at least 10 and not more than 15 Business Days prior to the applicable Interest Payment Date. Notwithstanding the foregoing, no Optional Deferral Period shall extend beyond the Final Maturity Date or, if earlier, the redemption or repayment in full of the Series C Junior Subordinated Debt Securities.
     (ii) During any Optional Deferral Period, (1) the Company shall not declare or pay any dividends or distributions on any of the Company’s capital stock and the Company shall not and shall not permit any Subsidiary of the Company to redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock (in each case, such capital stock includes Common Stock and the Company’s preferred stock), (2) the Company shall not make any payment of principal of or interest or premium (if any) on, and the Company shall not and shall not permit any Subsidiary of the Company to repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Series C Junior Subordinated Debt Securities or (3) the Company shall not, and shall not permit any Subsidiary of the Company to make any guarantee payments with respect to any guarantee by the Company of the debt securities of any Subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Series C Junior Subordinated Debt Securities, other than in the case of each of clauses (1), (2) and (3): (A) any dividends or distributions in additional shares of the Company’s capital stock (which includes Common Stock and the Company’s preferred stock), (B) any pro rata payments of accrued and unpaid interest on the Series C Junior Subordinated Debt Securities and any other debt securities of the Company that rank pari passu with the Series C Junior Subordinated Debt Securities, except and to the extent the terms of any such debt securities would prohibit the Company from making such pro rata payment, (C) any payments of accrued and unpaid amounts under the Guarantee with respect to the capital securities and common securities of the Trust and any other payments under guarantees by the Company of debt securities of any Subsidiary of the Company that ranks pari passu with the Guarantee except and to the extent the terms of any such debt securities would prohibit the Company from making such pro rata payment, (D) any declaration or payment of a dividend in connection with the implementation of a shareholders’ rights plan, or any issuance of stock under any such plan or the redemption or repurchase of any such rights pursuant thereto, and (E) any purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company’s benefits plans for its directors, officers or employees.
     (iii) Upon the payment of all Deferred Interest (including any Additional Interest thereon) then due on the Series C Junior Subordinated Debt Securities (that has not been cancelled), the Company may elect to begin a new Optional Deferral Period, which shall not extend beyond the Final Maturity Date or, if earlier, the redemption or repayment in full of the Series C Junior Subordinated Debt Securities. At the end of 10 consecutive years of a Optional Deferral Period, the Company shall pay, to the extent permitted by applicable law, all Deferred Interest (including Additional Interest thereon) on the Series C Junior Subordinated Debt Securities that has not been cancelled to the Persons in whose names the Series C Junior Subordinated Debt Securities are registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Optional Deferral Period.
     (iv) Subject to Section 2.1(h)(vi), in the case of any Optional Deferral Period that does not terminate on or prior to the first anniversary of the commencement of such Optional Deferral Period, the restrictions set forth in Section 2.1(g)(ii) shall continue in effect in respect of any redemption, purchase or repurchase, acquisition or liquidation payment of the Company’s securities that rank pari passu with or junior in interest to the Series C Junior Subordinated Debt Securities until the first anniversary of the termination of such Optional Deferral Period, unless any such redemption or repurchase is required by the Federal Reserve.
     (h) Alternative Payment Mechanism; Payment of Deferred Interest. (i) Commencing on the earlier of (i) the Fifth Deferral Anniversary, and (ii) the date of any payment of current interest on the Series C Junior Subordinated Debt Securities during an Optional Deferral Period, if any Deferred Interest (including Additional Interest thereon) is outstanding, the Company shall be subject to the “Alternative Payment Mechanism,” pursuant to which it will continuously use its commercially reasonable efforts to effect sales of shares of its Common Stock, including treasury shares, in an amount that will generate sufficient net proceeds to enable the Company to pay in full all

Deferred Interest (including Additional Interest thereon) on the Series C Junior Subordinated Debt Securities then outstanding; provided that the Company shall not be obligated to make offers for or effect sales of its Common Stock during the occurrence and continuation of a Market Disruption Event or a Supervisory Event and will be permitted to pay Deferred Interest (including Additional Interest thereon) using cash from any source upon the occurrence of a Supervisory Event; and provided further that the Company shall not pay Deferred Interest in excess of the New Equity Amount as of the date of payment of such Deferred Interest. The Company’s obligation to use commercially reasonable efforts to sell shares of its Common Stock to pay all Deferred Interest (including Additional Interest thereon) on the Series C Junior Subordinated Debt Securities shall resume at such time as no Market Disruption Event or Supervisory Event exists or is continuing.
     (ii) As used in this Section 2.1(h), the term “commercially reasonable efforts” means commercially reasonable efforts on the part of the Company to complete the sale of shares of its Common Stock, including treasury shares, to third parties that are not subsidiaries of the Company in public offerings and private placements. The Company will not be considered to have used its commercially reasonable efforts to effect a sale of stock if it determines not to pursue or complete such sale solely due to pricing, dividend rate, coupon or dilution considerations.
     (iii) The Company is not permitted to sell shares of Common Stock in excess of a number of shares of Common Stock which at August 30, 2007 is equal to 100,000,000, including treasury stock and shares of Common Stock sold pursuant to the Company’s dividend reinvestment plan, employee stock purchase plan and employee benefit plans (the “Share Cap Amount”), for the purpose of satisfying Section 2(h)(i) or otherwise paying Deferred Interest (including Additional Interest thereon) on the Series C Junior Subordinated Debt Securities then outstanding. If the issued and outstanding shares of Common Stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the Share Cap Amount shall be correspondingly adjusted. The Company shall increase the Share Cap Amount (including through the increase of its authorized share capital, if necessary) to an amount that would allow the Company to raise sufficient proceeds to satisfy its obligations to pay Deferred Interest (including Additional Interest thereon) in full at the end of the first year of an Optional Deferral Period (and on each subsequent anniversary of the end of the first year of an Optional Deferral Period to the extent that an Optional Deferral Period lasts more than one year), if the then-current Share Cap Amount would not allow the Company to raise sufficient proceeds to satisfy its obligations to pay Deferred Interest (including Additional Interest thereon to the date) assuming a price per share equal to the average trading price of the Company’s Common Stock over the 10-trading-day period preceding such date; provided that the Company will not be obligated to increase the Share Cap Amount above 300,000,000 shares. Until the Tenth Deferral Anniversary, a breach of this provision will occur if the Company does not increase the Share Cap Amount to an amount that is greater than 100,000,000 shares when required to do so as described above; provided that no breach of this provision will occur if the Company has increased the Share Cap Amount to 300,000,000 shares.
     (iv) Following the earlier of (i) the Fifth Deferral Anniversary and (ii) the date of any payment of current interest during an Optional Deferral Period, the Company shall apply the net proceeds received by it from sales of shares of its Common Stock, including sales of treasury shares, as promptly as practicable following the Company’s receipt of such proceeds, to the payment of all amounts owing in respect of Deferred Interest (including Additional Interest thereon), with net proceeds to be paid promptly after receipt until all amounts owing in respect of Deferred Interest (including Additional Interest thereon) have been paid in full, provided that the Company shall not be obligated to sell shares of its Common Stock or apply the proceeds of sales of its Common Stock to payment of Deferred Interest (including Additional Interest thereon) if a Market Disruption Event or a Supervisory Event has occurred and is continuing. In the event that net proceeds received by the Company from one or more sales of shares of its Common Stock or Qualified Warrants following the earlier of (i) such Fifth Deferral Anniversary and (ii) the date of any payment of current interest during an Optional Deferral Period are not sufficient to satisfy the full amount of Deferred Interest (including Additional Interest thereon), such net proceeds will be paid to the holders of the Series C Junior Subordinated Debt Securities on a pro rata basis; provided that, if the Company has outstanding at such time any debt securities ranking pari passu with the Series C Junior Subordinated Debt Securities under the terms of which the Company is obligated to sell shares of its Common Stock and apply the net proceeds to payment of deferred interest (including additional interest thereon), then on any date and for any period the amount of net proceeds received by the Company from such sales of Common Stock or Qualified Warrants and available for payment of Deferred Interest (including Additional Interest thereon) shall be applied to the Series C Junior Subordinated Debt Securities and such pari passu securities on a pro rata basis, taking into account any net proceeds from the sales of securities other than Common Stock or Qualified Warrants that would be permitted to be applied to the payment of deferred interest (including additional interest thereon) on any such pari passu securities. Notwithstanding the above, the Company shall not be obligated to sell Common Stock or to apply such net proceeds or any portion thereof to the payment of Deferred Interest (including Additional Interest thereon) during the occurrence and continuation of Market Disruption Event or a Supervisory Event or to the extent that the terms of such other securities would prohibit the Company from making any such pro rata payment.
     (v) Notwithstanding anything to the contrary in this Supplemental Indenture, under no circumstances will the Company be obligated to sell Qualified Warrants or to apply the proceeds of any such sale to pay any Deferred Interest (including Additional Interest thereon) on the Series C Junior Subordinated Debt Securities. Any sales of Qualified Warrants, if made in the

Company’s sole discretion, shall be subject to the APM Maximum Obligation and the Share Cap Amount.
     (vi) Notwithstanding anything to the contrary in this Supplemental Indenture, the Company will not be obligated to issue Common Stock prior to the Fifth Deferral Anniversary if the gross proceeds of any issuance of Common Stock and Qualified Warrants applied to pay Deferred Interest (including Additional Interest thereon) on the Series C Junior Subordinated Debt Securities pursuant to this Section 2.1(h), together with the gross proceeds of all prior issuances of Common Stock and Qualified Warrants applied since the commencement of the Optional Deferral Period, would exceed an amount equal to 2% of the product of (1) the average of the Current Stock Market Prices of the Company’s Common Stock on the 10 consecutive trading days ending on the fourth trading day immediately preceding the date of issuance by the Company of Common Stock applied to pay Deferred Interest (including Additional Interest thereon) on the Series C Junior Subordinated Debt Securities pursuant to Section 2.1(h) and (2) the total number of issued and outstanding shares of the Company’s Common Stock as of the date of the Company’s most recent publicly available consolidated financial statements (the “APM Maximum Obligation”). Once the Company reaches the APM Maximum Obligation for an Optional Deferral Period, the Company will not be obligated to issue more Common Stock or Qualified Warrants pursuant to this Section 2.1(h) prior to the Fifth Deferral Anniversary even if the Current Stock Market Price of the Company’s Common Stock or the number of outstanding shares of its Common Stock subsequently increase. The APM Maximum Obligation will cease to apply following the Fifth Deferral Anniversary, at which point the Company must repay any Deferred Interest (including Additional Interest thereon), regardless of the time at which it was deferred, using proceeds from sales of the Company’s Common Stock, including treasury shares, subject to any Market Disruption Event, Supervisory Event, and the Share Cap Amount. If the APM Maximum Obligation has been reached during an Optional Deferral Period and the Company subsequently repays all Deferred Interest (including Additional Interest thereon), the APM Maximum Obligation will cease to apply at the termination of such Optional Deferral Period and will not apply again unless and until the Company starts a new Optional Deferral Period.
     (vii) if the Company engages in any transaction that is subject to Section 8.1 of the Indenture, where immediately after the consummation of such transaction more than 50% of the voting stock of the Person formed by such transaction, or the Person that is the surviving entity of such transaction, or the Person to whom such properties and assets are conveyed, transferred or leased in such transaction, is owned by the shareholders of the other party to such transaction, then the restrictions of this Section 2.1(h) shall not apply to any interest on the Series C Junior Subordinated Debt Securities that is deferred and unpaid as of the date of consummation of such transaction and, with respect to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such transaction, Section 2.1(g)(iv) shall not apply.
     (viii) To the extent that the Company applies net proceeds from the sale of Qualified Warrants or Common Stock to pay Deferred Interest pursuant to this Section 2.1(h), the Company shall allocate such net proceeds first to deferred payments of interests in chronological order based on the date each payment was first deferred, subject to the Share Cap Amount and the APM Maximum Obligation.
     (i) Notices. (i) At any time during which the Company would otherwise generally have an obligation to use commercially reasonable efforts to sell shares of its Common Stock to pay all Deferred Interest (including Additional Interest thereon) on the Series C Junior Subordinated Debt Securities pursuant to Section 2.1(h)(i), if a Market Disruption Event has occurred and is continuing, the Company shall give, as promptly as possible after the Company becomes aware of such occurrence, a written notice (a “Market Disruption Event Notice”) to the Trustee, stating that a Market Disruption Event has occurred and the date on which such Market Disruption Event has occurred, the nature thereof. No later than five (5) Business Days following termination of a Market Disruption Event, the Company shall give a written notice to the Trustee stating the date on which such Market Disruption Event terminated.
     (ii) At any time during which the Company would otherwise generally have an obligation to use commercially reasonable efforts to sell shares of its Common Stock to pay all Deferred Interest (including Additional Interest thereon) on the Series C Junior Subordinated Debt Securities pursuant to Section 2.1(h)(i), the Company shall give, as promptly as possible after the Company becomes aware of such occurrence, a written notice (a “Supervisory Event Notice”) to the Trustee stating that a Supervisory Event has occurred and the nature thereof. No later than five (5) Business Days following termination of a Supervisory Event, the Company shall give a written notice to the Trustee stating the date on which such Supervisory Event terminated.
     (iii) The Company shall give written notice to the Federal Reserve: (a) no later than five (5) Business Days following commencement of an Optional Deferral Period; and (b) upon the earlier to occur of (i) the Fifth Deferral Anniversary of such Optional Deferral Period or (ii) the payment of current interest during an Optional Deferral Period.
     (iv) At least 25 Business Days in advance of the relevant payment date (or such longer period as may be required by the Federal Reserve order or by other supervisory action) the Company shall give written notice to the Federal Reserve of its intent both (1) to sell shares of Common Stock or, at Company’s sole discretion, Qualified Warrants and (2) to apply the net proceeds from such sale to pay Deferred Interest (including Additional Interest thereon), and shall only take any such actions if the Federal Reserve does not disapprove either of such actions within ten (10) Business Days (or such longer period as may be required by

Federal Reserve order or by other supervisory action) after the Company gives such notice to the Federal Reserve or the Federal Reserve has withdrawn any prior disapproval.
     (j) Events of Default. (i) Solely for purposes of the Series C Junior Subordinated Debt Securities, Section 5.1(1) of the Indenture shall be deleted and replaced by the following:
     “(1) default in the payment of interest (including Additional Interest thereon), in full on any Series C Junior Subordinated Debt Securities for a period of 30 days after the conclusion of a period of ten consecutive years following the commencement of any Optional Deferral Period.”
     (ii) Solely for purposes of the Series C Junior Subordinated Debt Securities, the first paragraph of Section 5.2 of the Indenture shall be deleted and replaced by the following:
     “If an Event of Default specified in Section 5.1(1) with respect to the Series C Junior Subordinated Debt Securities at the time outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of at least 25% in principal amount of the outstanding Series C Junior Subordinated Debt Securities shall have the right to declare the principal amount of, and accrued interest (including any Additional Interest thereon) on, all the Series C Junior Subordinated Debt Securities to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by holders), provided that if the Trustee or the Holders of not less than 25% in principal amount of the outstanding Series C Junior Subordinated Debt Securities fail to declare the principal of, and accrued interest (including any Additional Interest thereon) on, all the Series C Junior Subordinated Debt Securities of that series to be immediately due and payable, then the holders of at least 25% in aggregate liquidation amount of the corresponding series of capital securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration such principal amount (or specified portion thereof) of, and the accrued interest (including any Additional Interest thereon) on, all the Series C Junior Subordinated Debt Securities shall become immediately due and payable. Payment of principal and interest (including any Additional Interest thereon) on the Series C Junior Subordinated Debt Securities shall remain subordinated to the extent provided in Article XIII notwithstanding that such amount shall become immediately due and payable as herein provided. If an Event of Default specified in Section 5.1(2), (3), (4) or (5) with respect to the Series C Junior Subordinated Debt Securities at the time Outstanding occurs, the principal amount of all the Series C Junior Subordinated Debt Securities shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.”
     (iii) For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee, the Holders of the Series C Junior Subordinated Debt

Securities or the holders of the capital securities issued by the Trust, no breach by the Company of any covenant or obligation under the Indenture or the terms of the Series C Junior Subordinated Debt Securities shall be an Event of Default (including, without limitation, the failure to comply with the provisions of Section 2.1(g) and Section 2.1(h) of this Supplemental Indenture), except those that are specifically identified as an Event of Default under the Indenture.
     (k) Redemption. The Series C Junior Subordinated Debt Securities are repayable at the option of the Company, subject to the terms and conditions of Article XI of the Indenture and subject to the Company having received prior approval from the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, at 100% of their principal amount plus accrued and unpaid interest (1) in whole or in part, on one or more occasions at any time on or after August 30, 2012, or (2) in whole at any time if a Special Event has occurred and is continuing and the Company cannot cure the Special Event by some reasonable action, in which case the Company may redeem the Series C Junior Subordinated Debt Securities within 90 days following the occurrence of the Special Event.
     (l) Location of Payment. Payment of the principal of (and premium, if any) and interest on the Series C Junior Subordinated Debt Securities will be made at an office of the Paying Agent located in The City of New York, State of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register. The office where the Series C Junior Subordinated Debt Securities may be presented or surrendered for payment and the office where the Series C Junior Subordinated Debt Securities may be surrendered for transfer or exchange and where notices and demands to or upon the Company in respect of the Series C Junior Subordinated Debt Securities and the Indenture may be served shall be the corporate trust office of the Paying Agent.
     (m) Limitation on Claims in the Event of Bankruptcy, Insolvency or Reorganization. Each holder, by such holder’s acceptance of the Series C Junior Subordinated Debt Securities, consents to and agrees that if any bankruptcy, insolvency or reorganization proceeding with respect to National City shall occur prior to the redemption or repayment of the Series C Junior Subordinated Debt Securities, such Holder shall have no claim for, and thus no right to receive, any Deferred Interest (including any Additional Interest thereon) to the extent it exceeds an amount equal to 25% of the then outstanding aggregate principal amount of the Series C Junior Subordinated Debt Securities.
     (n) Sinking Fund. The Series C Junior Subordinated Debt Securities shall not be subject to any sinking fund or analogous provisions.

     (o) Forms. The Series C Junior Subordinated Debt Securities shall be substantially in the form of Annex A attached hereto. The Trust Agreement shall be substantially in the form of Annex B attached hereto. The Guarantee Agreement shall be substantially in the form of Annex C attached hereto.
     (p) Subordination. The subordination provisions of Article XIII of the Indenture shall apply; provided, however, that for the purposes of the Series C Junior Subordinated Debt Securities (but not for the purposes of any other Series C Junior Subordinated Debt Securities unless specifically set forth in the terms of such Series C Junior Subordinated Debt Securities), the definition of “Senior and Subordinated Debt” in the Indenture is hereby amended in its entirety to read as follows:
     “‘Senior and Subordinated Debt’ means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of the Company (including, for these purposes and without limitation, obligations associated with derivative products including, but not limited to, interest rate and foreign exchange contracts, forward contracts related to mortgages, securities, commodities or otherwise, capitalized lease obligations and guarantees of any of the foregoing), whether incurred on or prior to the date of this Indenture or thereafter incurred, provided, however, that Senior and Subordinated Debt shall not include Pari Passu Securities.”
     (q) Special Record Date for the Payment of Deferred Interest. The Company may elect to make a payment of any Deferred Interest (including Additional Interest thereon) on a date that is not an Interest Payment Date to the Persons in whose names the Series C Junior Subordinated Debt Securities are registered at the close of business on a Special Record Date for the payment of such Deferred Interest (including Additional Interest thereon), which shall be fixed in the following manner. The Company shall notify the Trustee and the Paying Agent in writing of the amount of Deferred Interest (including Additional Interest thereon) proposed to be paid on the Series C Junior Subordinated Debt Securities and the date of the proposed payment, and at the same time the Company shall deposit with the Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such Deferred Interest (including Additional Interest thereon) or shall make arrangements satisfactory to the Paying Agent for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Deferred Interest (including Additional Interest thereon) as provided herein. Thereupon, the Trustee shall fix a Special Record Date for the payment of such Deferred Interest (including Additional Interest thereon) which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company and the Paying Agent of such Special Record Date and, in the name and at the expense of the Company, the Paying Agent shall cause notice of the proposed payment of such Deferred Interest (including Additional Interest thereon) and the Special Record Date therefore to be mailed, first-class, postage prepaid, to each Holder of Series C Junior Subordinated Debt

Securities at the address of such Holder as it appears in the Securities Register not less than ten days prior to such Special Record Date. Notice of the proposed payment of the Deferred Interest (including Additional Interest thereon) and the Special Record Date therefore having been mailed as aforesaid, such Deferred Interest (including Additional Interest thereon) shall be paid to the persons in whose names the Series C Junior Subordinated Debt Securities are registered on such Special Record Date.
     (r) Replacement Capital Covenant. The Company shall not amend the Replacement Capital Covenant to impose additional restrictions on the type or amount of Qualifying Capital Securities for purposes of determining the extent to which repayment, redemption or repurchase of the Series C Junior Subordinated Debt Securities or capital securities issued by the Trust is permitted, except with the consent of the holders of the majority by liquidation amount of the capital securities issued by the Trust, or if the Series C Junior Subordinated Debt Securities have been distributed by the Trust, by principal amount of the Series C Junior Subordinated Debt Securities. Except as aforesaid, the Company may amend the Replacement Capital Covenant without consent of the holders of the Series C Junior Subordinated Debt Securities.
     Section 2.2. Amendments. Solely for the purposes of this series of Series C Junior Subordinated Debt Securities, Section 9.1 of the Indenture shall be amended by:
     (a) redesignating original Subsection 9.1(8) as 9.1(9), and original Subsection 9.1(9) as 9.1(10); and
     (b) adding a new Subsection 9.1(8) to read as follows:
     “(8) to eliminate Common Stock, Mandatorily Convertible Preferred Stock and/or Debt Exchangeable for Equity (but only to the extent exchangeable for Common Stock) as a type of security or securities included in the definition of “Qualifying Securities” if the Company has been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in the Company’s earnings per share as calculated for financial reporting purposes; or”.
ARTICLE III
REPAYMENT OF THE SERIES C JUNIOR SUBORDINATED DEBT SECURITIES
     Section 3.1. Repayment. The Company shall, not more than 15 nor less than 10 Business Days prior to each Repayment Date, notify the Trustee of the Series C Junior Subordinated Debt Securities of the principal amount of Series C Junior Subordinated Debt Securities to be repaid on such date pursuant to Section 2.1(d).
     Section 3.2. Selection of Securities to be Repaid. If less than all the Series C Junior Subordinated Debt Securities are to be repaid on any Repayment Date (unless such repayment affects only a single Series C Junior Subordinated Debt Security), the particular Series C Junior Subordinated Debt Securities to be repaid shall be selected not more than 60 days prior to such Repayment Date by the Trustee, from the outstanding Series C Junior Subordinated Debt

Securities not previously repaid or called for redemption, by lot, provided that the portion of the principal amount of any Series C Junior Subordinated Debt Securities not repaid shall be in an authorized denomination (which shall not be less than the minimum authorized denomination) for such Series C Junior Subordinated Debt Securities.
     The Trustee shall promptly notify the Company in writing of the Series C Junior Subordinated Debt Securities selected for partial repayment and the principal amount thereof to be repaid. For all purposes hereof, unless the context otherwise requires, all provisions relating to the repayment of Series C Junior Subordinated Debt Securities shall relate, in the case of any Series C Junior Subordinated Debt Securities repaid or to be repaid only in part, to the portion of the principal amount of such Series C Junior Subordinated Debt Securities which has been or is to be repaid. If the Company shall so direct, Series C Junior Subordinated Debt Securities registered in the name of the Company, any Affiliate or any Subsidiary thereof shall not be included in the Series C Junior Subordinated Debt Securities selected for repayment.
     Section 3.3. Notice of Repayment. Notice of repayment shall be given by first-class mail, postage prepaid, mailed not later than the 15th day, and not earlier than the 10th day, prior to the Repayment Date, to each holder of Series C Junior Subordinated Debt Securities to be repaid, at the address of such holder as it appears in the Securities Register.
     Each notice of repayment shall identify the Series C Junior Subordinated Debt Securities to be repaid (including CUSIP number, if a CUSIP number has been assigned to the Series C Junior Subordinated Debt Securities) and shall state:
     (a) the Repayment Date;
     (b) if less than all outstanding Series C Junior Subordinated Debt Securities are to be repaid, the identification (and, in the case of partial repayment, the respective principal amounts) of the particular Series C Junior Subordinated Debt Securities to be redeemed;
     (c) that on the Repayment Date, the principal amount of the Series C Junior Subordinated Debt Securities to be repaid will become due and payable upon each such Series C Junior Subordinated Debt Security or portion thereof, and that interest thereon, if any, shall cease to accrue on and after said date; and
     (d) the place or places where such Series C Junior Subordinated Debt Securities are to be surrendered for payment of the principal amount thereof.
     Notice of repayment shall be given by the Trustee in the name and at the expense of the Company and shall be irrevocable. The notice if mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the holder receives such notice. In any case, a failure to give such notice by mail or any defect in the notice to the holder of any Series C Junior Subordinated Debt Securities designed for repayment as a whole or in part shall not affect the validity of the proceedings for the repayment of any other Series C Junior Subordinated Debt Securities.
     Section 3.4. Deposit of Repayment Amount. Prior to 10:00 a.m., New York City time, on the Repayment Date specified in the notice of repayment given as provided in Section 3.3, the

Company will deposit with the Trustee or with one or more Payment Agents an amount of money sufficient to pay the principal amount of, and any accrued interest (including Additional Interest thereon) on, all the Series C Junior Subordinated Debt Securities which are to be repaid on that date.
     Section 3.5. Payment of Series C Junior Subordinated Debt Securities Subject to Repayment. If any notice of repayment has been given as provided in Section 3.3, the Series C Junior Subordinated Debt Securities or portion of the Series C Junior Subordinated Debt Securities with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice. On presentation and surrender of such Series C Junior Subordinated Debt Securities at a Place of Payment in said notice specified, the said Series C Junior Subordinated Debt Securities or the specified portions thereof shall be paid by the Company at their principal amount, together with accrued interest (including any Additional Interest thereon) to the Repayment Date; provided that, except in the case of a repayment in full of all outstanding Series C Junior Subordinated Debt Securities, installments of interest the Payment Date for which is on or prior to the Repayment Date will be payable to the holders of such Series C Junior Subordinated Debt Securities, or one or more Predecessor Securities, registered as such at the close of business on the relevant Record Dates according to their terms and the provisions of Section 3.7 of the Indenture.
     Upon presentation of any Series C Junior Subordinated Debt Security repaid in part only, the Company shall execute and the Trustee shall authenticate and make available for delivery to the holder thereof, at the expense of the Company, a new Series C Junior Subordinated Debt Security or Series C Junior Subordinated Debt Securities, of authorized denominations, in aggregate principal amount equal to the portion of the Series C Junior Subordinated Debt Securities not repaid and so presented and having the same date of original issuance, Final Maturity Date and terms.
     If any Series C Junior Subordinated Debt Security called for repayment shall not be so paid upon surrender thereof, the principal of such Series C Junior Subordinated Debt Security shall, until paid, bear interest from the Repayment Date at the rate prescribed therefore in the Series C Junior Subordinated Debt Security.
ARTICLE IV
COVENANTS
     Section 4.1. Covenants as to Trust. For so long as any Capital Securities of the Trust remain outstanding, the Company will (i) maintain 100% direct or indirect ownership of the Common Stock of the Trust; provided, however, that any permitted successor of the Company hereunder may succeed to the Company’s ownership of such Common Stock, (ii) not voluntarily dissolve, wind up or terminate the Trust, except in connection with a distribution of Series C Junior Subordinated Debt Securities upon a Special Event, and in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iii) timely perform its duties as Sponsor of the Trust, (iv) use its reasonable efforts to cause the Trust to (a) remain a business trust, except in connection with a distribution of Series C Junior Subordinated Debt Securities to the holders of Capital Securities as provided in the Trust Agreement, the redemption of all of the Series C Junior Subordinated Debt Securities and in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, and (b) otherwise continue to be classified as a grantor trust for United States federal income tax purposes and (v) not knowingly take an action that would cause the Trust to not be classified as a grantor trust for United States federal income tax purposes.
     Section 4.2. Payment of Expenses. (a) In connection with the offering, sale and issuance of the Series C Junior Subordinated Debt Securities to the Trustee and in connection with the sale of Capital Securities by the Trust, the Company, in its capacity as borrower with respect to such Series C Junior Subordinated Debt Securities, shall:
               (i) pay all costs and expenses relating to the offering, sale and issuance of Series C Junior Subordinated Debt Securities, including commissions to the underwriters payable pursuant to the applicable Underwriting Agreement and compensation of the Trustee under this Supplemental Indenture in accordance with the provisions of Section 6.6 of the Indenture;
               (ii) pay all costs and expenses of the Trust (including, but not limited to, costs and expenses relating to the organization of the Trust, the offering, sale and issuance of the Capital Securities of the Trust, (including commissions to the underwriters in connection therewith), the fees and expenses of the Trustee, the costs and expenses relating to the operation, maintenance and dissolution of the Trust and the enforcement by such Trustee of the rights of the holders of Capital Securities of the Trust, including without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services, expenses for printing and engraving and computing or accounting equipment, paying agents(s), registrar(s), transfer agent(s), duplicating, travel and telephone and other telecommunications expenses and costs and all expenses incurred in connection with the acquisition, financing, and disposition of assets of the Trust);
               (iii) be primarily liable for any indemnification obligations arising with respect to the Trust Agreement;
               (iv) pay any and all taxes (other than United States withholding taxes in respect of amounts paid on the Series C Junior Subordinated Debt Securities held by the Trust) and all liabilities, costs and expenses with respect to such taxes of the Trust;
     (b) Upon termination of this Supplemental Indenture or the Series C Junior Subordinated Debt Securities or the removal or resignation of the Trustee pursuant to Section 6.8 of the Indenture and the appointment and acceptance of a successor Trustee, the Company shall pay to the Trustee all amounts accrued and owing to the Trustee to the date of such termination, removal or resignation. Upon termination of the Trust Agreement or the removal or resignation of the Trustee, as the case may be, pursuant to the Section 8.11 of the Trust Agreement, the Company shall pay to such Trustee, as the case may be, all amounts accrued and owing to such Trustee, as the case may be, to the date of such termination, removal or resignation.

     Section 4.3. Listing on an Exchange. If Series C Junior Subordinated Debt Securities are to be issued as a Global Security in connection with the distribution of such Series C Junior Subordinated Debt Securities to the holders of the Capital Securities of the Trust upon a Dissolution Event with respect to the Trust, the Company will use its best efforts to list such Series C Junior Subordinated Debt Securities on the New York Stock Exchange or on such other securities exchange or market as the Capital Securities of the Trust are then listed. The Company will promptly notify the Trustee in writing if the Series C Junior Subordinated Debt Securities are to be listed on any securities exchange.
ARTICLE V
MISCELLANEOUS
     Section 5.1. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.
     Section 5.2. The Article headings herein are for convenience only and shall not effect the construction hereof.
     Section 5.3. Acknowledgement of Rights. The Company acknowledges that, with respect to any Series C Junior Subordinated Debt Securities held by the Trust or the Trustee, if the Trustee fails to enforce its right under this Supplemental Indenture as the holder of the Series C Junior Subordinated Debt Securities held as the assets of the Trust, any holder of Capital Securities may institute legal proceedings directly against the Company to enforce the Trustee’s rights under this Supplemental Indenture without first instituting any legal proceedings against such Trustee or any other person or entity.
     Notwithstanding the foregoing, if a Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Series C Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), the Company acknowledges that a holder of Capital Securities issued by the Trust which is, or the Trustee of which is, the holder of such Capital Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Series C Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Capital Securities of such holder (a “Direct Action”) on or after the respective due date specified of such holder on or after the respective due date specified in the Series C Junior Subordinated Debt Securities. Notwithstanding any payments made to such holder of Capital Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of or interest on the Series C Junior Subordinated Debt Securities held by the Trust or Trustee, and the Company shall be subrogated to the rights of the holder of such Capital Securities to the extent of any payments made by the Company to such holder in any Direct Action.
     Section 5.4. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

     Section 5.5. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 5.6. Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture.
     Section 5.7. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.
     Section 5.8. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The Recitals and statements herein are deemed to be those of the Company and not of the Trustee.
* * * *

     This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

NATIONAL CITY CORPORATION

By:	/s/ Thomas A. Richlovsky
Thomas A. Richlovsky Its: Senior Vice President and Treasurer

THE BANK OF NEW YORK TRUST COMPANY, N.A. as Trustee

By:	/s/ Linda Garcia

Its:	Vice President

NATIONAL CITY CORPORATION
Series C Junior Subordinated Debt Securities
No. •
$
     NATIONAL CITY CORPORATION, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Trust Company, N.A., the Property Trustee of NATIONAL CITY CAPITAL TRUST IV, or registered assigns, the principal sum of dollars (            ) on August 30, 2067, or if such day is not a Business Day (as hereinafter defined), the following Business Day (the “Final Maturity Date”); provided that the principal amount of, and all accrued and unpaid interest on, this Security shall be payable in full on September 15, 2047 (the “Scheduled Maturity Date”) or any subsequent Interest Payment Date (as hereinafter defined) to the extent set forth in the Supplemental Indenture hereinafter referred to. The Company is authorized to direct payments to The Bank of New York Trust Company, N.A., in its capacity as paying agent under the Trust Agreement (as defined below), or any other paying agent appointed under the terms of the Trust Agreement. This Security shall bear interest (i) from and including August 30, 2007 to but excluding the Scheduled Maturity Date, at an annual rate of 8.000%, computed on the basis of a 360-day year comprised of twelve 30-day months; provided that the amount of interest for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed over a 360-day year, and (ii) on and after the Scheduled Maturity Date, as to any unpaid amounts that remain outstanding, at an annual rate equal to One-Month LIBOR plus 3.487%, computed on the basis of a 360-day year and the actual number of days elapsed. Subject to Sections 2.1(g) and (h), interest on this Security shall be payable (i) quarterly in arrears on March 15, June 15, September 15 and December 15, of each year, commencing December 15, 2007 until the Scheduled Maturity Date, or if such day is not a Business Day, the following day (each such date, a “Quarterly Interest Payment Date”) and (ii) thereafter, monthly in arrears on the last day of each month, or if such day is not a Business Day, the Business Day immediately preceding such Business Day (each such date, a “Monthly Interest Payment Date”). A “Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the Corporate Trust Office or the principal offices of the Property Trustee is closed for business. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be (i) the Business Day next preceding such Interest Payment Date if this Security is issued in the form of a Global Security, or (ii) the fifteenth day (whether or not a Business Day) preceding such Interest Payment Date if this Security is not issued in the form of a Global Security. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted

1

Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Securities of this series not fewer than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more full provided in said Indenture.
     The Company shall have the right, at any time and from time to time prior to the Final Maturity Date of this Security, to defer the payment of interest thereon for one or more Optional Deferral Periods consisting of no more than 20 consecutive quarters without becoming subject to the obligations to issue Eligible Equity and pay Deferred Interest pursuant to Section 2.1(h) of the Third Supplemental Indenture. The Company shall also have the right, at any time and from time to time prior to the Final Maturity Date of this Security, to defer payment of interest thereon for one or more Optional Deferral Periods consisting of no more than 40 consecutive quarters without giving rise to an Event of Default. The Company may elect to so defer payment of interest by delivering to the Trustee written notice of such election at least ten and not more than 15 Business Days prior to the applicable Interest Payment Date. Notwithstanding the foregoing, no Optional Deferral Period shall extend beyond the Final Maturity Date of this Security.
     During any Optional Deferral Period, the Company shall not, and shall not permit any Subsidiary of the Company to, (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock (which includes Common Stock and the Company’s preferred stock), (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including other Junior Subordinated Debt Securities or other junior subordinated debt) that rank pari passu with or junior in interest to the Securities of this Series or (3) make any Guarantee payments with respect to any Guarantee by the Company of the debt securities of any Subsidiary of the Company (including other Income Capital Obligation Notes or other junior subordinated debt) if such Guarantee ranks pari passu with or junior in interest to the Securities of this series, other than in the case of each of clauses (1), (2) and (3): (A) any dividends or distributions in additional shares of the Company’s capital stock (which includes Common Stock and the Company’s preferred stock), (B) any payments under the Guarantee with respect to the Capital Securities and common securities of the Trust, (C) any declaration or payment of a dividend in connection with the implementation of a stockholders’ rights plan, or any issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, and (D) any purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company’s benefits plans for its directors, officers or employees.
     Payment of principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing at least 15 days before the relevant Interest Payment Date by the Person entitled thereto as specified in the Securities Register.

     The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinated and subject in right of payments to the prior payment in full of all Senior and Subordinated Debt (as such definition is modified in the Third Supplemental Indenture with respect to this Security), and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior and Subordinated Debt, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.
     Reference is made hereby to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

NATIONAL CITY CORPORATION
By:
Name:
Title:

Dated:

REVERSE OF SECURITY
     This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Junior Subordinated Indenture, dated as of November 3, 2006 (the “Indenture”), as supplemented by the First Supplemental Indenture, dated as of November 3, 2006 and as supplemented by the Second Supplemental Indenture dated as of May 25, 2007 and as supplemented by the Third Supplemental Indenture, dated as of August 30, 2007, between the Company and The Bank of New York Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $517,500,000 issuable on one or more occasions.
     All terms used in this Security that are defined in the Indenture or in the Amended and Restated Trust Agreement, dated as of August 30, 2007 (the “Trust Agreement”), for National City Capital Trust IV, among National City Corporation, as Depositor, and the Trustees named therein, shall have the meanings assigned to them in the Indenture or the Trust Agreement, as the case may be.
     The Company may at any time, at its option, on or after August 30, 2012, and subject to the terms and conditions of Article XI of the Indenture and Section 2.1(k) of the Third Supplemental Indenture, and subject to prior approval by the Board of Governors of the Federal Reserve System if then required, redeem this Security in whole at any time or in part from time to time, without premium or penalty, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest (including Additional Interest thereon, if any), to the Redemption Date. Any such repayment, redemption or purchase includes the defeasance by the Company of the Series C Junior Subordinated Debt Securities and the related satisfaction and discharge of the Company’s related obligations with respect to the Series C Junior Subordinated Debt Securities.
     Following the earlier of (i) the Fifth Deferral Anniversary and (ii) the date of any payment of current interest during an Optional Deferral Period, the Company shall apply the net proceeds received by it from sales of shares of its Common Stock, including sales of treasury shares, to the payment of all amounts owing in respect of Deferred Interest (including Additional Interest thereon), with net proceeds to be paid promptly after receipt until all amounts owing in respect of Deferred Interest (including Additional Interest thereon) have been paid in full. In the event that net proceeds received by the Company from one or more sales of shares of its Common Stock following such Fifth Deferral Anniversary are not sufficient to satisfy the full amount of Deferred Interest (including Additional Interest thereon), such net proceeds will be paid to the holders of the Series C Junior Subordinated Debt Securities on a pro rata basis; provided, that if the Company has outstanding at such time any debt securities ranking pari passu with the Securities under the terms of which the Company is obligated to sell shares of its Common Stock and apply the net proceeds to payment of Deferred Interest (including Additional

Interest thereon) on such pari passu securities and the Company at such time is required to apply such proceeds to pay Deferred Interest (including Additional Interest thereon) on such pari passu securities, then on any date and for any period the amount of net proceeds received by the Company from such sales and available for payment of such Deferred Interest (including Additional Interest thereon) shall be applied to the Securities and such pari passu securities on a pro rata basis, taking into account any net proceeds from the sales of securities other than Common Stock or Qualified Warrants that would be permitted to be applied to the payment of Deferred Interest (including Additional Interest thereon) on any such pari passu securities. Notwithstanding the above, the Company shall not be obligated to sell Common Stock or to apply such net proceeds or any portion thereof to the payment of Deferred Interest (including Additional Interest thereon) during the occurrence and continuation of Market Disruption Event or a Supervisory Event.
     Upon the occurrence and during the continuation of a Tax Event, Investment Company Event or a Regulatory Capital Event in respect of a Trust, the Company may, at its option, at any time within 90 days of the occurrence of such Tax Event, Investment Company Event or Regulatory Capital Event redeem this Security, in whole but not in part, subject to the provisions of Article XI of the Indenture, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest (including Additional Interest thereon, if any), to the Redemption Date.
     The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company of certain conditions set forth in the Indenture.
     The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of all series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of all series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holders of this Security and of any Security issued upon the registration and transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
     As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities of this series at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less that 25% in principal amount of the Outstanding Securities of this series may declare the principal amount of all the Securities of this series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), provided that, in the case of the Securities of this series issued to a Trust, if upon an Event of Default under the Third Supplemental Indenture, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of this series fails to declare the principal of all the Securities of this series to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the capital securities issued by the Trust then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration the principal amount of and the accrued interest (including Additional Interest thereon) on all the Securities of this series shall become immediately due and payable, provided that the payment of principal and interest (including Additional Interest thereon) on such Securities shall remain subordinated to the extent provided in Article XIII of the Indenture and Section 2.1(o) of the Third Supplemental Indenture.
     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed (subject to the deferral rights of the Company described in the Indenture).
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Indenture duly endorsed by, or accompanied by written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of this Security for registration or transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     The Securities of this series are issuable only in registered form without coupons in denominations of $25 and in any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for like aggregate principal amount of Securities of such series of a different authorized denomination, as requested by the Holder surrendering the same.
     The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Security agree to treat the Trust as a grantor trust and beneficial owners of interests in the Trust as owning an undivided beneficial interest in the Security and to treat the Security as indebtedness for all United States federal, state and local tax purposes.
     THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

     This is one of the Securities referred to in the mentioned Indenture.

THE BANK OF NEW YORK TRUST COMPANY, N.A. as Trustee

By:
Authorized Signatory
Dated: